EXHIBIT 4.1

*Subject to the terms, conditions and restrictions printed on the back of this certificate and made a part hereof.*

ORGANIZED UNDER THE LAWS OF THE STATE OF MINNESOTA

CERTIFICATE NO.	00,000	UNITS

HERON LAKE BIOENERGY, LLC

Class A Units

THIS CERTIFIES THAT	is the owner of
(00,000) Class A Units of Heron Lake BioEnergy, LLC, transferable on the books of the Company in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officers and sealed with the seal of the Company, as of the 5th day of October, 2005.

Secretary	NO SEAL	President